Exhibit 10.1
EMPLOYMENT AGREEMENT
THIS AGREEMENT is made effective as of October 8, 2009 by and between MOUNTAIN NATIONAL BANK and MOUNTAIN NATIONAL BANCSHARES, INC. (the “Bank”), Sevierville, Tennessee; and Dwight B. Grizzell (the “Executive”).
WHEREAS, the Bank wishes to assure itself of the services of Executive for the period provided in the Agreement; and
WHEREAS, the Executive is willing to serve in the employment of the Bank on a full-time basis for said period.
NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:
1. POSITION AND RESPONSIBILITIES.
During the period of his employment hereunder, Executive agrees to serve as President and Chief Executive Officer of the Bank.
2. TERMS AND DUTIES.
(a) The term of this Agreement shall be deemed to have commenced as of the date first above written and shall continue for a period of thirty-six (36) full calendar months thereafter. This agreement will automatically renew for an additional period of thirty-six (36) full calendar months unless either party gives written notice of non-renewal at least one-hundred and twenty days (120) prior to the end of the initial thirty-six (36) month term.
(b) During the period of his employment hereunder, except for periods of absence occasioned by illness, vacation periods, and leaves of absence, Executive shall devote substantially all his business time, attention, skill, and efforts to the faithful performance of his duties hereunder including activities and services related to the organization, operation and management of the Bank; provided, however that, subject to the terms of this Agreement, from time to time, Executive may serve, or continue to serve, on the boards of directors of, and hold any other offices or positions in, companies or organizations, which will not materially affect the performance of Executive’s duties pursuant to this Agreement.
3. COMPENSATION AND REIMBURSEMENT.
(a) The compensation specified under this Agreement shall constitute the salary and benefits paid for the duties described in Sections 1 and 2. The Bank shall pay Executive as compensation a salary of Two Hundred and Forty-Five Thousand Dollars ($242,500.00) per year (“Base Salary”). Such Base Salary shall be payable in accordance with the customary payroll practices of the Bank. During the period of this Agreement, Executive’ Base Salary shall be reviewed at least annually; the first such review will be made no later than one year from the date of this Agreement. Such review shall be conducted by Chairman of the Board of the Bank, and the Chairman of the Board may increase Executive’s Base Salary. In addition to the Base Salary provided in this Section 3(a), the Bank shall provide to Executive at no additional cost to Executive all such other benefits as are provided to regular full-time employees of the Bank.

(b) Executive will be entitled to participate in or receive benefits under any employee benefit plans including, but not limited to, stock options, retirement plans, supplemental retirement plans, pension plans, profit-sharing plans, health-and-accident plans, medical coverage or any other employee benefit plan or arrangement made available by the Bank in the future to its key management employees, subject to, and on a basis consistent with, the terms, conditions and overall administration of such plans and arrangements. Executive will be entitled to incentive compensation and bonuses as provided in any plan, or pursuant to any arrangement of the Bank, in which Executive is eligible to participate. Nothing paid to the Executive under any such plan or arrangement will be deemed to be in lieu of other compensation to which the Executive is entitled under this Agreement, except as provided under Section 5(e).
(c) Executive will be reimbursed for reasonable travel and entertainment expenses.
4. PAYMENTS TO EMPLOYEE UPON AN EVENT OF TERMINATION.
(a) Upon the occurrence of an Event of Termination (as herein defined) during the Executive’s term of employment under this Agreement, the provisions of this Section shall apply. As used in this Agreement, an “Event of Termination” shall mean and include any one or more of the following: (i) the termination by the Bank of Executive’s full-time employment hereunder for any reason other than Cause, as defined in Section 8 hereof Disability, as defined in Section 6(a) hereof; death; or Retirement, as defined in Section 7 hereof; or (ii) Executive’s resignation from the Bank’s employment, upon not less than thirty (30) days prior written notice to the Bank.
(b) Upon the occurrence of an Event of Termination, the Bank shall pay Executive, or, in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, as severance pay or liquidated damages, or both, a lump sum payment equal to 2.99 times Executive’s Base Salary if such termination occurs prior to Executive obtaining the age of 60, 1.99 times Executive’s Base Salary if such termination occurs prior to the Executive obtaining the age of 6l, and 1 tines Executive’s Base Salary if such termination occurs thereafter; provided, however, that such lump sum payment shall equal only six (6) months Base Salary in event that the Event of Termination is the result of Executive’s resignation from employment as provided in Section 4(a)(ii).
If either party give notice of non-renewal as set forth in paragraph 2(a) hereof or upon the occurrence of an Event of Termination, the Bank will continue in full force and effect at its expense the Amended and Restated Executive Salary Continuation Agreement dated 1/19/07 until the Executive attains the age of 65 so that the Executive may begin receiving the full benefits of the program at age 65.
(c) Upon the occurrence of an Event of Termination, the Bank will cause to be continued life, medical, dental and disability coverage substantially identical to the coverage maintained by the Bank for Executive prior to his termination for a period of twelve (12) months at the Bank’s expense; provided, however, that such coverage shall be continued for a period of only six (6) months in the event that the Event of Termination is the result of Executive’s resignation from employment as provided in Section 4(a)(ii). A COBRA notice will be issued upon the date of termination. The period during which the Bank pays for the Executive’s COBRA-mandated coverage shall run concurrently with the applicable COBRA-mandated coverage period. The Executive shall be solely responsible for any premiums for any COBRA-mandated coverage periods beyond the first twelve (12) months or six (6) months of coverage, as the case may be. The Executive’s failure to pay such premiums shall result in a cancellation of such coverage during the remaining period.
5. CHANGE IN CONTROL.
(a) No benefit shall be paid under this Section 5 unless there shall have occurred a Change in Control of the Bank. For purposes of this Agreement, a “Change in Control” of the Bank shall be deemed to occur if and when:
(i) there occurs an acquisition in one of more transactions of at least 15 percent but less than 25 percent of the Common Stock by any Person, or by two or more Persons acting as a group (excluding officers and directors of the Bank), and the adoption by the Board of Directors of a resolution declaring that a change in control of the Bank has occurred; or
(ii) there occurs a merger, consolidation, reorganization, recapitalization or similar transaction involving the securities of the Bank upon the consummation of which more than 50 percent in voting power of the voting securities of the surviving corporation(s) is held by Person(s) other than former shareholders of the Bank; or
(iii) 25 percent or more of the directors elected by shareholders of the Bank to the Board of Directors are persons who were not listed as nominees in the Bank’s then most recent proxy statement.
(b) If any of the events described in Section 5(a) hereof constituting a Change in Control have occurred or the Board of the Bank has determined that a Change in Control has occurred, Executive shall be entitled to the benefits provided in paragraphs (c), (d) and (e) of this Section 5, in lieu of any benefits under Section 4(b) or (c), upon his subsequent involuntary termination of employment at any time during the term of this Agreement (other than for Cause, Disability, death or Retirement) or voluntary termination following a Change of Control following any demotion, loss of title, office or significant authority, reduction in his annual compensation or benefits, or relocation of his principal place of employment by more than 50 miles from its location immediately prior to the Change in Control.
(c) Upon the occurrence of a Change in Control followed by the termination of Executive’s employment in the manner set forth in Section 5(b), the Bank shall pay Executive, or in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, as severance pay or liquidated damages, or both, a sum equal to 2.99 times the Executive’s “base amount,” within the meaning of 280G(b)(3) of the Internal Revenue Code of 1986 (“Code”), as amended. Such payment shall be made in thirty-six equal monthly installments beginning on the first day of the month following the month in which the Executive is terminated and thereafter payable on the first day of each month thereafter until paid in full.

(d) Upon the occurrence of a Change in Control followed by the termination of Executive’s employment in the manner set forth in Section 5(b), the Bank will cause to be continued life, medical, dental and disability coverage substantially identical to the coverage maintained by the Bank for Executive prior to his severance for a period of three years from such Date of Termination; provided, however, that Executive shall no longer be entitled to receive such benefits if Executive competes with the Bank or the surviving financial institution in the manner prohibited by Section 11 during such three-year period. In addition, Executive shall be entitled to receive the value of employer contributions that would have been made on the Executive’s behalf over the remaining term of the agreement to any tax-qualified retirement plan sponsored by the Bank as of the Date of Termination.
(e) Upon the occurrence of a Change in Control, the Executive shall be entitled to receive benefits due to him under, or contributed by the Bank or his behalf, pursuant to any retirement, incentive, profit sharing, bonus, performance, disability or other employee benefit plan maintained by the Bank on the Executive’s behalf to the extent that such benefits are not otherwise paid to the Executive upon a Change in Control.
(f) Notwithstanding the preceding paragraphs of this Section 5, in the event that the aggregate payments or benefits to be made or afforded to the Executive under this Section would be deemed to include an “excess parachute payment” under 280G of the Code, such payments or benefits shall be payable or provided to Executive in equal monthly installments over the minimum period necessary to reduce the present value of such payments or benefits to an amount which is one dollar ($1.00) less than three (3) times the Executive’s “base amount” under 280G(b)(3) of the Code.
(g) Upon the occurrence of a Change in Control followed by the termination of Executive’s employment for any reason other than Cause, the Executive agrees that he will not compete with the Bank or the surviving financial institution for the longer of (i) the period of time during which he is receiving benefits pursuant to Section 4(b) or (c); or (ii) the period of time during which Executive is accepting benefits pursuant to Section 5(d) hereof, in each case in any city or town in which the Bank operates a branch or main office. For purposes of this paragraph, the term “compete” shall have the meaning as more fully defined in Section 11, Non-Competition.
6. TERMINATION FOR DISABILITY.
(a) If the Executive shall become disabled as defined in the Bank’s then current disability plan (or, if no such plan is then in effect, if the Executive is disabled within the meaning of Section 409(A)(a)(2)(c) of the Code as determined by a physician designated by the Board), the Bank may terminate Executive’s employment for “Disability.”
(b) Upon the Executive’s termination of employment for Disability, the Bank will pay Executive, as disability pay, a bi-weekly payment equal to two-thirds (2/3) of Executive’s biweekly rate of Base Salary on the effective date of such termination. These disability payments shall commence on the effective date of Executive’s termination and will, end of the earlier of (i) the date Executive returns to the full-time employment of the Bank in the same capacity as he was employed prior to his termination for Disability and pursuant to an employment agreement between Executive and the Bank; (ii) Executive’s full-time employment by another employer;

(iii) Executive attaining the normal expected retirement age or age 65 if the Executive so elects; or (iv) Executive’s death. The disability pay shall be reduced by the amount, if any, paid to the Executive under any plan of the Bank providing disability benefits to the Executive.
(c) The Bank will cause to be continued life, medical, dental and disability coverage substantially identical to the coverage maintained by the Bank for Executive prior to his termination for Disability. This coverage and payments shall cease upon the earlier of (i) the date Executive returns to the full-time employment of the Bank, in the same capacity as he was employed prior to his termination for Disability and pursuant to an employment agreement between Executive and the Bank; (ii) Executive’s full-time employment by another employer; (iii) Executive’s attaining normal retirement age or age 65 if the Executive so elects; or (iv) the Executive’s death.
(d) Notwithstanding the foregoing, there will be no reduction in the compensation otherwise payable to Executive during any period during which Executive is incapable of performing his duties hereunder by reason of temporary disability.
(e) Executive agrees that he will not compete with the Bank in any city or town in which the Bank operates a branch or main office for a period of twelve (12) months following his termination for “Disability” from his employment by the Bank. For purposes of this paragraph, the term “compete” shall have the same meaning as more fully defined in Section 11, Non-Competition.
7. TERMINATION UPON RETIREMENT, DEATH OF EXECUTIVE.
Termination by the Bank of Executive based on “Retirement” shall mean termination at age 65 or such other age determined in accordance with any retirement arrangement established with Executive’s consent with respect to him. Upon termination of Executive upon Retirement, Executive shall be entitled to all benefits under any retirement plan of the Bank and other plans to which Executive is a party. Upon the death of the Executive during the term of this Agreement, the Bank shall pay to Executive’s estate, within ten (10) days of the end of such month, the compensation due to the Executive through the last day of the calendar month in which his death occurred.
8. TERMINATION FOR CAUSE.
For purposes of this Agreement, “Termination for Cause” shall mean termination because of the Executive’s personal dishonesty, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation which negatively impacts the Bank (other than traffic violations or similar offenses) or willful violation of any final cease-and-desist order. For purposes of this Section, the term “willful” is defined to include any act or omission which demonstrates an intentional or reckless disregard for the duties and responsibilities owed to the business of the Bank by Executive. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than three-fourths of the members of the Board at a meeting of the Board called and held for that purpose, finding that in the good faith opinion of the Board, Executive was guilty of conduct justifying termination for Cause and specifying the reasons thereof. Notwithstanding such determination, Executive shall have the right to challenge said termination as per paragraph 10(c) below, and at all times during such proceedings, the burden will be on the Bank to show grounds for cause termination by clear and convincing proof The Executive shall not have the right to receive any compensation or other benefits, including those provided for herein, for any period after the Date of Termination for any Termination for Cause unless the for cause termination is successfully challenged as per paragraph 10 (c) below. Any stock options granted to Executive under any stock option plan or any unvested awards granted under any other stock benefit plan of the Bank, or any subsidiary or affiliate thereof, shall become null and void effective upon Executive’s receipt of Notice of Termination for Cause pursuant to Section 9 hereof, and shall not be exercisable by Executive at any time subsequent to such Termination for Cause unless the for cause termination is successfully challenged as per paragraph 10(c) below.
9. SIX MONTH DELAY OF CERTAIN PAYMENTS.
Notwithstanding any other provision of this Agreement, in the event that the receipt of amounts payable pursuant to Sections 4, 5, 6 or 10 of this Agreement within six months of the Date of Termination would cause Executive to incur any penalty under Section 409A of the Code then payment of such amounts shall be delayed until the date that is six months following Executive’s Date of Termination (the “Earliest Payment Date”). If this provision becomes applicable, it is anticipated that payments that would have been made prior to the Earliest Payment Date in the absence of this provision would be paid as a lump sum on the Earliest Payment Date and the remaining severance benefits or other payments would be paid according to the schedule otherwise applicable to the payments.
10. NOTICE.
(a) Any purported termination by the Bank or by Executive shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.
(b) “Date of Termination” shall mean (A) if Executive’s employment is terminated for Disability, thirty (30) days after a Notice of Termination is given (provided that he shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period); and (B) if his employment is terminated for any other reason, the date specified in the Notice of Termination.
(c) The Executive and the Bank shall resolve any claim, controversy or dispute arising out of or in connection with this Agreement, or relating to or arising out of Executive’s employment with the Bank, by compulsory, binding arbitration in Knoxville, Tennessee. Any such arbitration shall be conducted according to the Commercial Arbitration Rules of the AAA. Either party hereto may demand arbitration and such arbitration shall take place within ninety (90) days of such demand unless the parties otherwise agree. Notwithstanding the provisions of this Section 10(c), the Bank may seek and obtain appropriate restraining orders and temporary or permanent injunctions in a court proceeding without engaging in arbitration with respect to any alleged violation of the covenants contained in Section 11.

(d) In any dispute which is finally resolved through arbitration, the prevailing party (as defined below) shall be entitled to reimbursement for all reasonable attorneys’ fees, witness expenses and all fees and expenses of the arbitrators. The “prevailing party” shall be determined by the arbitrator.
(e) Any payments under this Agreement which are delayed due to a dispute hereunder must be paid to the Executive (if so determined to be due and owing to the Executive as provided above) during the first calendar year in which the Executive and the Bank enter into a legally binding settlement of such dispute, the Bank concedes that such disputed amount is payable to the Executive or the Bank is required to make such payment as a result of any determination of an arbitrator in any binding arbitration required by Section 10(c) hereof.
11. NON-COMPETITION.
Upon any termination of Executive’s employment hereunder pursuant to an Event of Termination as provided in Section 4 hereof, Executive agrees not to compete with the Bank for a period of twelve months following such Date of Termination in any city or town in which the Bank operates a branch or main office, determined as of the Date of Termination. Executive agrees that during such period and within such cities or towns, Executive shall not work for or advise, consult or otherwise serve with, directly or indirectly, any entity whose business materially competes with the depository, lending or other business activities of the Bank. The parties hereto, recognizing that irreparable injury will result to the Bank, its business and property in the event of Executive’s breach of this Section 11, agree that, notwithstanding anything to the contrary in this Agreement, in the event of any such breach by Executive, the Bank will be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by Executive, Executive’s partners, agents, servants, employers, employees and all persons acting for or with Executive. Executive represents and admits that in the event of termination of his employment pursuant to Section 8 hereof, Executive’s experience and capabilities are such that Executive can obtain employment in a business engaged in other lines and/or of a different nature than the Bank, and that the enforcement of a remedy by way of injunction will not prevent Executive from earning a livelihood. Nothing herein will be construed as prohibiting the Bank from pursuing any other remedies available to the Bank for such breach or threatened breach, including the recovery of damages from Executive.
12. SOURCE OF PAYMENTS.
All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Bank.
13. EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFITS PLANS.
This Agreement contains the entire understanding between the parties hereto and supercedes any prior employment agreement between the Bank or any predecessor of the Bank and Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to the Executive of a kind elsewhere provided including but not limited to stock options, the benefits set forth in the Amended And Restated Executive Salary Continuation Agreement dated 1/19/07 and the benefits set forth in the Life Insurance Endorsement Method Split Dollar Plan Agreement. No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to him without reference to this Agreement,
14. NO ATTACHMENT; SUCCESSORS AND ASSIGNS.
(a) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.
(b) This Agreement shall be binding upon, and inure to the benefit of, Executive and the Bank and their respective successors, heirs, executors and assigns.
15. MODIFICATION AND WAIVER.
(a) This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.
(b) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.
16. SEVERABILITY.
If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with the law continue in full force and effect.
17. HEADINGS FOR REFERENCE ONLY.
The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.
18. GOVERNING LAW.
This Agreement shall be governed by the substantive laws and procedural provisions of the State of Tennessee, unless otherwise specified herein; provided, however, that in the event of a conflict between the terms of this Agreement and any applicable federal or state law or regulation, the provisions of such law or regulation shall prevail.

19. PAYMENT OF LEGAL FEES.
All reasonable legal fees paid or incurred by the Bank or the Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the prevailing party in such judgment, arbitration or settlement.
20. INDEMNIFICATION.
The Bank shall provide Executive with coverage under a standard directors’ and officers’ liability insurance policy at its expense, or in lieu thereof shall indemnify Executive to the fullest extent permitted under applicable Tennessee and federal law and the Bank’s Articles of Association against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Bank (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but to be limited to, judgment, court costs and attorneys’ fees and the cost of reasonable settlements.
21. SUCCESSOR TO THE BANK.
The Bank shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank, expressly and unconditionally to assume and agree to perform the Bank’s obligations under this Agreement, in the same manner and to the same extent that the Bank would be required to perform if no such succession or assignment had taken place.
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and their seal to be affixed hereunto by a duly authorized officer or director, and Executive has signed this Agreement, all on the 8th day of October, 2009.

ATTEST:	MOUNTAIN NATIONAL BANCSHARES, INC.

/s/ Beverly J. Brosch	MOUNTAIN NATIONAL BANK
(SEAL)

	By:	/s/ Charlie R. Johnson

Name: Charlie R. Johnson

WITNESS:	Title: Chairman of the Board of Directors

/s/ Michelle Burroughs	EXECUTIVE:	/s/ Dwight B. Grizzell